Exhibit 99.1

THEMAVEN INC. ANNOUNCES MARTY HEIMBIGNER AS CHIEF FINANCIAL OFFICER;
VETERAN CFO OF PUBLIC AND EMERGING TECHNOLOGY COMPANIES

SEATTLE -- Seattle-based digital media startup theMaven Inc. (“theMaven”) today announced that theMaven has appointed Mr. Martin Heimbigner as its Chief Financial Officer.

Mr. Heimbigner’s background includes significant financial leadership experience with software and professional service businesses in the greater-Seattle area spanning public and emerging technology companies. Prior to joining theMaven, Mr. Heimbigner was a partner at Pacific CFO Group, LLC, where he was an advisor and a member of the senior executive team of various client companies to drive top and bottom-line growth, operational effectiveness, internal capability improvement and business strategy formulation.

Previously, Mr. Heimbigner was the Chief Financial Officer of BSQUARE Corporation (NASDAQ:BSQR) from November 2014 to May 2016. He has held other senior partner or financial leadership positions at companies including Tatum, LLC, City Bank (NASDAQ:CTBK), Demand Media (NYSE:DMD), Intelligent Results (acquired by First Data), Airbiquity Inc., Washington Energy Company (NYSE:WECO), and KPMG.

“Marty possesses an incredible background, both in finance and in this industry,” said theMaven CEO James Heckman. “We are building an elite management team to match the elite coalition of channel partners we attracting to theMaven network.”

Mr. Heimbigner holds an Executive MBA degree from the University of Washington, and a bachelor’s degree in business administration and accounting from Washington State University. He is a Certified Public Accountant in the State of Washington.

About theMaven, Inc.

theMaven is an expert-driven, group media network, whose state-of-the-art platform serves, by invitation-only, a coalition of professional, independent channel partners. By providing broader distribution, greater community engagement and efficient advertising and membership programs, theMaven enables partners to focus on the key drivers of their business: creating, informing, sharing, discovering, leading and interacting with the communities and constituencies they serve. For more information, visit themaven.net.

Based in Seattle, theMaven is publicly traded under the ticker symbol MVEN. The executive team and operational board members include digital media pioneers James Heckman and Ross Levinsohn and technology innovators Bill Sornsin and Ben Joldersma.

For More Information, visit themaven.net.